                                                                    EXHIBIT 99.3

Wednesday March 17, 7:00 am Eastern Time

Company Press Release

Cypress Bioscience Announces Fourth
Quarter and Fiscal 1998 Results

SAN DIEGO--(BUSINESS WIRE)--March 17, 1999--Cypress Bioscience Inc. (Nasdaq:CYPB
- news) today announced its financial results for the quarter and year ended Dec. 31, 1998.

The company reported a quarterly net loss applicable to common stockholders of approximately $2.2 million or $0.05 per share (basic and diluted) in 1998, versus a net loss of approximately $1.5 million or $0.04 per share (basic and diluted) for the comparable period in 1997. For the year ended Dec. 31, 1998, the company had a net loss applicable to common stockholders of approximately $11.2 million or $0.29 per share (basic and diluted), versus a net loss of approximately $8.9 million or $0.25 per share (basic and diluted) for the same period in 1997.

In September 1998, the company recorded a one-time, non cash "imputed dividend" of approximately $2.1 million from the issuance of Series A Convertible Preferred Stock, which raised approximately $4.6 million. Excluding the effect of the imputed dividend, the net loss would have been approximately $9.1 million or $0.23 per share (basic and diluted) for the year ended Dec. 31, 1998.

Preparing for Launch of Prosorba Column in Rheumatoid Arthritis (RA)

Yesterday, the company also announced that the Prosorba column had been granted approval by the U.S. Food and Drug Administration (FDA) for treatment of moderate to severe RA. Earlier this month, the company announced that it has signed definitive agreements covering its partnership with Fresenius AG of Bad Homburg, Germany and its United States (U.S.) subsidiary Fresenius Hemotechnology Inc. (FHI) of Concord, Calif.

The agreement provides Fresenius with an exclusive license to distribute the Prosorba column, a treatment for rheumatoid arthritis (RA), in the U.S., Europe and Latin America and, subject to certain conditions, Japan and select Asian countries. Other considerations to Cypress include an upfront equity investment by Fresenius of $1.5 million, as well as additional license payments of up to $54 million based on sales.

In addition, Cypress has granted Fresenius the option to purchase the Prosorba column manufacturing facility and inventory, located in Redmond, WA, until the end of 2000. Associated with this purchase option, Fresenius has extended a line of credit to Cypress. This line of credit is intended to provide Cypress with the working capital required to fund its share of the market launch, and to begin the scale-up process. It is anticipated that approximately $7 million will be available to Cypress in 1999 under this line of credit.

The partnership with Fresenius calls for joint efforts by Cypress and Fresenius to commercialize the product. Fresenius will serve as the exclusive distributor for the product in the territory, participating in co-marketing activities in the U.S., and leading international development and registration efforts. The profit sharing is 50/50 in countries other than the U.S., and 50/50 in the U.S. until Prosorba column revenue reaches a pre-determined sales threshold.

"This past year has been the most significant one in Cypress' history, having made the clinical and commercial progress resulting in FDA approval for RA, and the partnership with Fresenius in the first quarter of 1999," commented Jay D. Kranzler M.D. Ph.D., chairman of the board and chief executive officer of Cypress. "This year, we stand to benefit from those efforts with the launch of the Prosorba column for the RA indication. We believe that the Prosorba column will be an important product for those RA patients who are not adequately treated with current therapies, and that the RA indication will be a significant driver of sales growth for the product."

Further Discussion of 1998 Results

Product sales for the quarter and year ended Dec. 31, 1998 totaled approximately $782,000 and $2.4 million, respectively, compared to product sales of approximately $763,000 and $3.0 million for the same periods in 1997. The decline in product sales in 1998 as compared to 1997 can be attributed in part to the reallocation of sales personnel from Idiopathic Thrombocytopenia Purpura ("ITP") sales to preparations for approval and launch in RA. Revenue for 1998 included approximately $308,000 in grant income associated with a Phase II NIH SBIR research grant obtained in conjunction with the company's acquisition of PRP Inc. in November 1996.

Total operating expenses for the quarter and year ended Dec. 31 were approximately $3.1 million and $12.1 million in 1998, respectively, compared to approximately $2.5 million and $12.6 million for the same periods in 1997. The company expects to continue operating at a loss through 1999, as it ramps up its sales and marketing expenses to support the Prosorba column RA launch. In the U.S., Cypress will lead the sales and marketing efforts directed at rheumatologists, and has added 14 additional salespeople to call on the 3,500 existing rheumatologists throughout the U.S.

The company's cash, cash equivalents, and short-term investments balance at Dec. 31, 1998 was $5.6 million, compared to $8.5 million at Dec. 31, 1997. The decrease was caused by funds used for operations, partially offset by the company's private placement of approximately 3,064,000 shares of its Series A Preferred Stock completed in September 1998, which resulted in net proceeds to the company of approximately $4.6 million.

Company Calls for Redemption of Publicly Traded Warrants

The company also called for redemption of 2.7 million outstanding publicly traded warrants. The warrants are traded on the Nasdaq SmallCap Market under the symbol "CYPBZ". Each warrant entitles the holder to purchase one share of Cypress Common Stock at an exercise price of $2.00.

Warrants that are not exercised by April 12, 1999 will be redeemed by the company at 10 cents per warrant on April 19, 1999. Warrant holders have until 5:00 p.m. (New York time) on April 12, 1999 to exercise their warrants.

"The combination of the Fresenius investment, the manufacturing related line of credit, the expense sharing, and the anticipated $5.4 million in proceeds from redemption of the warrants, should provide the company with sufficient resources to achieve positive cash flow from the Prosorba column," said Carl Bobkoski, president and chief operating officer of Cypress. "By eliminating the need for significant additional financing, we hope to minimize further dilution, and maximize return for our shareholders."

Cypress Holds Conference Call Today

Cypress will hold a conference call today, March 17, 1999 at 4:15 p.m. EST to discuss FDA approval, its marketing plan for the Prosorba(R) column, the recent partnership with Fresenius AG and Cypress'

1998 financial results. Please call 800/937-4596 if you wish to participate. Phone lines will open at 4:05 p.m., EST.

The call will include a brief report on the topics mentioned above followed by a question-and-answer period. Participants will include:

     Jay Kranzler, chief executive officer;
     Carl Bobkoski, president and chief operating officer; and
     R. Michael Gendreau, executive vice president, chief medical officer, and chief scientific officer.


A taped replay will be available following completion of the conference call. The replay will be available for 48 hours beginning at 6:15 p.m. EST on Wednesday, March 17 and ending at 6:15 p.m. EST on Friday, March 19. To access playback of the call, telephone 800/633-8284 and enter the eight-digit reservation number 11989229. International callers may dial 619/812-6440, reservation number 11989229.

About Cypress Bioscience Inc.

Cypress Bioscience Inc. develops, manufactures and markets medical devices and therapeutics for the treatment of certain types of immune disorders and is engaged in the development of novel therapeutic agents for the treatment of blood platelet disorders. The Prosorba(R) column, a therapeutic medical device, was approved by the FDA in 1987 for use in ITP, an immune bleeding disorder. In addition to Cypress's lead product, the Prosorba(R) column, the company acquired Cyplex(TM) (Infusible Platelet Membranes), which is positioned to become an alternative for traditional platelet infusions.

About Fresenius AG

Fresenius AG is a leading health care company with products and services for dialysis, the hospital and the outpatient medical care of patients. In the first nine months of 1998 Fresenius generated sales of DM 6.365 billion (US $3.54 billion) and a net income of DM 202 million (US $112.5 million). On Sept. 30, 1998, the Fresenius Group had approximately 36,500 employees.

About Fresenius Hemotechnology Inc.

Fresenius Hemotechnology Inc. is a U.S. subsidiary of Fresenius AG that focuses on cell separators, autotransfusion devices, blood filters and products for blood banks and hospitals including progenitor cell enrichment devices.

Except for historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the company's and its Partner's ability to market successfully the Prosorba(R) column for use as a treatment for RA; whether the company will be successful in collaborating with a marketing partner or not; the company's ability to receive regulatory approval for Cyplex(TM) on a timely basis, if at all; and whether Cyplex will become a substitute for traditional platelet infusions, as well as other risks detailed from time to time in the company's SEC reports, including its report on the most recent Form 10-K.

-0-

                            CYPRESS BIOSCIENCE INC.
                           Condensed Financial Data
                (In thousands, except share and per share data)


Statements of Operations

                             Quarters ended            Years ended
                                Dec. 31,                  Dec. 31,
                           1998         1997         1998        1997
                       (Unaudited)   (Unaudited)

Revenue                  $   848       $   909     $  2,683    $  3,296
Expenses                  (3,105)       (2,513)     (12,128)    (12,576)
Interest income, net          80           122          300         394

Net loss                  (2,178)       (1,482)      (9,145)     (8,886)

Undeclared, imputed
dividend on preferred
stock                         --            --       (2,078)         --

Net loss applicable
to common stockholders   $(2,178)      $(1,482)    $(11,223)   $ (8,886)

Net loss per share
applicable to common
stockholders - basic
and diluted              $ (0.05)      $ (0.04)    $  (0.29)   $  (0.25)

Weighted average
number of shares
outstanding - basic
and diluted               40,060        37,148       39,235      35,237

Balance Sheets

                                           Dec. 31,   Dec. 31,
                                             1998       1997
Assets

Cash, cash equivalents and
short-term investments                      $5,620    $ 8,516
Other current assets                         1,854      1,256
Non-current assets                           1,842      2,017
Total assets                                $9,316    $11,789

Liabilities and Stockholders' Equity

Current liabilities                         $1,905    $ 1,855
Long-term liabilities                          566        408

Stockholders' equity                         6,845      9,526

Total liabilities and
stockholders' equity                        $9,316    $11,789

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---------------------
Contact:

  Cypress Bioscience Inc.
  Jay D. Kranzler, Carl Bobkoski, and
  Manda Hall, 619/452-2323
  or
  Robinson Lerer & Montgomery
  James Ankner, 212/484-7697
  or Lena Kim, 212/484-6706

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